Exhibit 99.1

CARRIZO OIL & GAS, INC.	News

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations Paul F. Boling, Chief Financial Officer (713) 328-1000

CARRIZO OIL & GAS ANNOUNCES SALE OF NON-CORE BARNETT SHALE PROPERTIES FOR $104 MILLION

HOUSTON, April 27, 2011 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced that it has entered into a definitive agreement to sell substantially all of its Barnett Shale Tier 1 properties to KKR Natural Resources, the partnership formed between an affiliate of Kohlberg Kravis Roberts & Co. L.P. (KKR) and Premier Natural Resources, for $104 million. This sale is expected to close in mid-May and is subject to customary closing conditions and purchase price adjustments. The approximately 13,000 acres being sold include 75 gross (58.5 net) wells currently producing at an approximate gross rate of 15.7 MMcfe per day (8.3 MMcfed net). Estimated proved reserves associated with the divested properties amount to 122.4 Bcfe, 55% of which are proved undeveloped, as determined by Carrizo’s third party engineers at year-end 2010. The Company intends to use the net proceeds from this sale to repay borrowings under its revolving credit facility. The Company expects to use the resulting additional capacity under its revolving credit facility to fund, in part, its 2011 capital expenditure plan, and for general corporate purposes.

Carrizo President and CEO S. P. “Chip” Johnson, IV commented on the sale, “Our plan to focus our Barnett Shale development drilling on our Core properties in Tarrant County and our success in the initial development of our liquids-rich Eagle Ford Shale and Niobrara resource plays made our Tier 1 Barnett property a candidate for divestiture. We had a number of strong indications of interest in this quality gas asset and are pleased to be able to announce this sale to KKR. The resulting increase in liquidity generated by the sale of these properties will give us the flexibility to increase our investment in liquids-rich resource plays should the opportunity appear.”

About the Company

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation, and production of oil and natural gas primarily in the Eagle Ford Shale in South Texas, the Barnett Shale in North Texas, the Marcellus Shale in Appalachia, the Niobrara Formation in Colorado, and in proven onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo is also actively developing its oil discovery known as the Huntington Field in the UK North Sea. Carrizo controls significant prospective acreage blocks and utilizes advanced drilling and completion technology along with sophisticated 3-D seismic techniques to identify potential oil and gas drilling opportunities and to optimize reserve recovery.

Statements in this news release, including but not limited to those relating to use of proceeds and additional capacity, effects or benefits of the transaction, flexibility to increase investment, timing of closing, reserves, timing and levels of production, development plans, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies, timing of completion and drilling of wells, completion and pipeline connections and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include results of purchase price adjustments, failure of closing conditions to be satisfied, actions by the purchaser, market and other conditions, capital needs and uses, regulatory changes, permitting, commodity price changes, effects of the global financial crisis on exploration activity, dependence on exploratory drilling activities, operating risks, land issues, availability of capital and equipment, actions by governmental authorities, industry partners and other third parties, weather and other risks described in the Company’s Form 10-K for the year ended December 31, 2010 and its other filings with the Securities and Exchange Commission.